Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES INCORPORATION
OF
AMERUS GROUP CO.

To the Secretary of State of the State of Iowa:

     Pursuant to the provisions of Section 490 of the Iowa Business Corporation Act, the corporation hereafter named (“Corporation”) does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

I.	The name of the corporation is AmerUs Group Co. The effective date of its incorporation was the 30th day of June 1996. Its original name was American Mutual Holding Company.

II.	The date of adoption of the Articles of Amendment by the shareholders of the Corporation was May 13, 2004.

III.	The Articles of Amendment were duly approved by the shareholders of the Corporation in the manner required by Section 490.1003 of The Iowa Business Corporation Act and the Amended and Restated Articles of Incorporation.

IV.	The shareholders of the corporation approved on May 13, 2004, a proposal that Articles VIII and IX of the Amended and Restated Articles of Incorporation be deleted in their entirety and replaced them with the following Articles VIII and IX:

ARTICLE VIII
INDEMNIFICATION

The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(5) of the Iowa Business Corporation Act) for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the Corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

ARTICLE IX
DIRECTORS NOT PERSONALLY LIABLE

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

V.	The effective time and date of this Articles of Amendment shall be the time and date of filing these Articles of Amendment by the Secretary of State of the State of Iowa.

IN WITNESS WHEREOF, AmerUs Group Co. has caused these Articles of Amendment to be signed by Roger K. Brooks, its Chairman and Chief Executive Officer and James A. Smallenberger, its Secretary, this 20th day of May, 2004.

AMERUS GROUP CO.
By:	/s/ Roger K. Brooks
ROGER K. BROOKS
Chairman and Chief Executive Officer

By:	/s/ James A. Smallenberger
JAMES A. SMALLENBERGER
Secretary

STATE OF IOWA	}
	}	ss:
COUNTY OF POLK	}

     On this 20th day of May, 2004, before me Nelda L. Davis, a Notary Public in and for said County, personally appeared ROGER K. BROOKS and JAMES A. SMALLENBERGER, to me personally known who being by me duly sworn, did say that they are the Chairman and Chief Executive Officer and the Secretary respectively of AmerUs Group Co., and that said Articles of Amendment were signed and sealed on behalf of AmerUs Group Co. by authority of its Board of Directors and that the said ROGER K. BROOKS and JAMES A. SMALLENBERGER acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it voluntarily executed.

/s/ Nelda L. Davis
Notary Public in and for the State of Iowa